Commission File No. 333-
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WOODWARD GOVERNOR COMPANY
(Exact name of Registrant as specified in its charter)
	Delaware		36-1984010
	(State or other jurisdiction of		(I.R.S. Employer
	incorporation or organization)		Identification No.)
5001 North Second Street
Rockford, Illinois  61125-7001
(815) 877-7441
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
1996 LONG-TERM INCENTIVE
COMPENSATION PLAN
(Full title of the plan)

John A. Halbrook
Chairman and Chief Executive Officer
5001 North Second Street
Rockford, Illinois  61125-7001
(815) 877-7441
(Name, address and telephone number, including area code, of agent for service)

Copies of Communications to:
Stathy Darcy
Chapman and Cutler
111 West Monroe Street
Chicago, Illinois  60603
(312) 845-3000

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CALCULATION OF REGISTRATION FEE


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Title of securities to	Amount to be	Proposed maximum	Proposed maximum	Amount of
be registered		registered	offering price per		aggregate offering	registration fee
					share(1)	price

Common stock,
$.0625 par value		200,000 Shares	$89.125			$17,825,000		$6,147

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Estimated pursuant to Rule 457 of the General Rules and Regulations under the
Securities Act of 1933 solely for the purpose of computing the registration fee.
PART II 	INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.  Incorporation of Certain Documents by Reference
The documents listed below which have been filed with the Securities and Exchange Commission (the "Commission") by Woodward Governor Company (the "Company") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") are incorporated herein by reference to the extent not modified or superseded by documents subsequently filed or furnished:
	(a)	The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1995;
	(b)	The Company's Quarterly Reports on Form 10-Q for the periods ended December 31, 1995, March 31, 1996 and June 30, 1996.
	(c)	The Company's Current Report on Form 8-K filed on
January 22, 1996; and
	(d)	Description of the Common Stock of the Company contained in
the Registrant's Form A-2 (File No. 2-4446) filed with the Commission on
June 28, 1940.
All documents subsequently filed by the Company pursuant to
Sections 13(a) and (c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents.
The Company undertakes to provide without charge to each person to whom a copy of the Prospectus relating to this Registration Statement has been delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in such Prospectus by reference, other than exhibits to such documents. Requests for such copies should be directed to Woodward Governor Company, 5001 North Second Street, Rockford, Illinois 61125-7001, Attention: Carol J. Manning, Corporate Secretary (telephone: 815-877-7441).
Item 6.  Indemnification of Directors and Officers
Section 145 of the Delaware General Corporation Law gives Delaware corporations the power to indemnify present and former officers and directors under certain circumstances. The Certificate of Incorporation and Bylaws of the Company provide for indemnification by the Company of certain persons (including officers and directors) in connection with any action, suit or proceeding brought or threatened against such person by reason of his position with the Company or service at the request of the Company. The Bylaws further provide that indemnification shall not be exclusive of any rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
In addition, the Company maintains a directors' and officers' liability insurance policy to insure its liability under the above-described provision of its Certificate of Incorporation and to insure its individual directors and officers against certain obligations not covered by such provisions.
Item 8.  Exhibits
See List of Exhibits on page II-6 hereof.
Item 9.  Undertakings
	(a)	The Registrant hereby undertakes:
	(1)	To file, during any period in which offers or sales are
being made, a post-effective amendment to this Registration Statement;
	(i)	To include any prospectus required by Section 10(a)(3)
of the Securities Act of 1933, as amended (the "Securities Act");
	(ii)	To reflect in the prospectus any facts or events
arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which,
individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
	(iii)	To include any material information with respect to
the plan of distribution not previously disclosed in the
Registration Statement or any material change to such information in the Registration Statement;
	Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
	(2)	That, for the purpose of determining any liability under the
Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
	(3)	To remove from registration by means of a post-effective
amendment any of the securities being registered which remain unsold at the termination of the offering.
	(b)	The Registrant hereby undertakes that, for the purpose of
determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
	(c)	Insofar as indemnification for liabilities arising under the
Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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EXHIBIT
NUMBER	DESCRIPTION

   4.1		1996 Long-Term Incentive Compensation Plan

   4.2		Specimen Certificate (incorporated by reference from the
		Registrant's Form A-2 (File No. 2-4446) filed with the Commission on June 28, 1940)

   5.1		Opinion of counsel for the Registrant regarding the
		legality of the securities registered hereunder

  23.1 Consent of counsel for the Registrant (included in Exhibit 5.1 hereto)

  23.2          Consent of Coopers & Lybrand L.L.P.

  24.1          Power of Attorney

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